Exhibit 99.1

EDITORIAL CONTACTS:

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

Jorgen Tesselaar (Europe and Asia)

+31 20 547 2825

jorgen_tesselaar@agilent.com

INVESTOR CONTACT:

Rodney Gonsalves

+1 408 345 8948

rodney_gonsalves@agilent.com

Agilent Technologies Reports First Quarter 2008 Results

SANTA CLARA, Calif., Feb. 13, 2008 — Agilent Technologies Inc. (NYSE: A) today reported orders of $1.40 billion for the first fiscal quarter ended Jan. 31, 2008, 12 percent above one year ago. Revenues during the quarter were $1.39 billion, 9 percent above last year. First quarter GAAP net income was $120 million, or $0.31 per diluted share. Last year’s first quarter GAAP net income was $150 million, or $0.36 per share.

Included in this quarter’s GAAP income is $30 million of share-based compensation expense. Excluding this item and $10 million of other net adjustments, Agilent reported first quarter adjusted net income of $160 million, or $0.42 per share. On a comparable basis, the company earned $162 million, or $0.39 per share, one year ago. (1)

“Agilent had a good fiscal first quarter, with performance that was very much in line with our expectations,” said Bill Sullivan, Agilent president and chief executive officer. “Revenues of $1.39 billion were up 9 percent from last year, near the high end of guidance.

“Bio-Analytical markets showed sustained momentum, with segment orders up 20 percent and revenues up 15 percent, the seventh consecutive quarter of double-digit segment growth. Demand remains robust in both life sciences and chemical analysis markets, and across all geographies.

“While Electronic Measurement markets remain mixed, we did see some overall improvement compared to prior quarters, with better balance between general purpose and communications markets, and across geographic regions. Segment orders were up 8 percent while revenues were 5 percent ahead of last year.

“First quarter adjusted net income per share, at $0.42, was also near the top of our $0.38 - $0.43 guidance range.”

First quarter Return on Invested Capital(2) was 23 percent, equal to last year’s record first quarter, despite the addition of nearly $390 million of acquisitions. Inventory Days-On-Hand was improved by 3 days from one year ago. During the period, the company repurchased $237 million of its common stock.

Looking ahead to the remainder of fiscal 2008, Sullivan said the company had anticipated some slowing, mainly in U.S. markets, and had planned the year conservatively as a result. Given current trends, Sullivan said the company was still comfortable with the range of analyst estimates for FY2008 revenues and adjusted net income per share. (3)  For the fiscal second quarter of 2008, revenues are expected to be in the range of $1.40 billion to $1.45 billion, up 6 percent to 10 percent from last year. Second quarter adjusted net income per share is expected to be in the range of $0.46 to $0.50 per share, 7 percent to 16 percent above last year’s comparable earnings.

Segment Results

Bio-Analytical Measurement

($millions except where noted)

	Q1:F08	Q1:F07	Q4:F07
Orders	558	466	571
Revenues	557	484	558
Gross Margin,%	54%	54%	55%
Income from Operations	102	93	120
Segment Assets	1,431	1,019	1,307
Return On Invested Capital(2),%	27%	35%	33%

Bio-Analytical Measurement orders were up 20 percent during the first quarter from one year ago, and up 14 percent excluding the impact of the acquisition of Stratagene. Revenue of $557 million was up 15 percent from last year, and up 10 percent excluding Stratagene. Revenues were strong in both Life Sciences and Chemical Analysis end markets, and were well balanced geographically, with all regions up double-digit percentages from one year ago.

Life Sciences revenue of $241 million was up 24 percent from one year ago, and up 11 percent excluding Stratagene. Pharma and Biotech markets were mixed, up 11 percent, with relative weakness in the U.S. and sustained strength in Asia.  Participation in the academic and government market nearly doubled from last year, and was up 14 percent organically. Chemical Analysis revenue of $316 million was up 9 percent from last year, with weakness in semiconductor-related materials science markets tempering what otherwise would have been an 11 percent growth in Chemical Analysis revenues. Food safety, up 22 percent from last year, as well as environmental and petrochemical markets, continue to be particularly strong on a worldwide basis.

Segment income from operations of $102 million was $9 million above last year on a $73 million increase in revenues; Stratagene boosted revenues by $24 million and reduced segment profits by $2 million during the period. The move of the annual compensation rewards cycle into the first quarter reduced segment profits by $7 million. Operating margins were 1 point lower than last year, at 18 percent. Segment Return On Invested Capital(2) dropped 8 points to 27 percent, with all of the decline due to acquisition-related costs and increased invested capital.

Electronic Measurement

($millions except where noted)

	Q1:F08	Q1:F07	Q4:F07
Orders	843	784	912
Revenues	836	796	888
Gross Margin,%	57%	57%	57%
Income from Operations	95	90	133
Segment Assets	2,038	2,063	2,025
Return On Invested Capital(2),%	20%	18%	27%

First quarter Electronic Measurement orders of $843 million were 8 percent above last year. Revenues of $836 million were up 5 percent, with the Americas up 1 percent, Europe up 11 percent and Asia 6 percent ahead of one year ago. General Purpose Test revenues were 5 percent above last year, with sustained strength in aerospace / defense partially offset by weakness in semiconductors. Communications Test revenues were up 5 percent as well, with continued strength in R&D markets for WiMAX(tm) and LTE applications and a rebound in handset manufacturing test. Weakness in communications test was isolated to network monitoring.

First quarter segment income from operations of $95 million was up $5 million from last year on a $40 million increase in revenues. The change in the compensation rewards cycle reduced this quarter’s reported profits $14 million. Gross and operating margins were flat with last year. Aggressive asset management enabled segment ROIC(2) to improve 2 points to 20 percent.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenues of $5.4 billion in fiscal 2007. Information about Agilent is available on the Web at www.agilent.com.

Agilent’s management will present more details on its first quarter FY2008 financial results on a conference call with investors beginning today at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at www.investor.agilent.com and select “Q1 2008 Agilent Technologies Inc. Earnings Conference Call” in the “News & Events — Calendar of Events” section. The webcast will remain available on the company’s Web site for 90 days.

A telephone replay of the conference call will be available from 3:30 p.m. (Pacific) today through Feb. 20, 2008. The replay number is +1 888 286-8010 or international callers may dial +1 617 801-6888. The passcode is 17892496.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding Agilent’s future revenues, earnings and profitability; the pace of new product introductions and future demand for the Company’s products and services; and guidance for the second quarter and for the full fiscal year 2008. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses, and unforeseen changes in the demand for current and new products and technologies.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross-margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties on our operations, our markets and our ability to conduct business; the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix; and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended

October 31, 2007. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

# # #

(1) Adjusted net income and adjusted net income per share are non-GAAP measures. Each of these measures is defined to exclude primarily the impacts of restructuring and asset impairment charges, business separation costs, non-cash share-based compensation, intangible amortization as well as gains and losses from the sale of investments and disposals of businesses net of their tax effects. A reconciliation between adjusted net income and GAAP net income is set forth on page 4 of the attached tables along with additional information regarding the use of this non-GAAP measure.

(2) Return On Invested Capital is a non-GAAP measure and is defined as income (loss) from operations less other (income) expense and taxes, annualized, divided by the average of the two most recent quarter-end balances of assets less net current liabilities. The reconciliation of ROIC can be found on page 5 of the attached tables, along with additional information regarding the use of this non-GAAP measure.

(3) Adjusted net income per share as projected for Q208 and full year 2008 is a non-GAAP measure which excludes primarily the impacts of future restructuring and asset impairment charges, non-cash stock-based compensation, and intangibles amortization. Most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP amounts has been provided. Future amortization of intangibles is expected to be approximately $13 million per quarter.

 “WiMAX,” “Fixed WiMAX,” “Mobile WiMAX,” “WiMAX Forum,” the WiMAX Forum logo, “WiMAX Forum Certified,” and the WiMAX Forum Certified logo are trademarks of the WiMAX Forum. All other trademarks are the properties of their respective owners.

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

PRELIMINARY

	Three Months Ended January 31,		Percent

	2008	2007	Inc/(Dec)

Orders	$1,401	$1,250	12%

Net revenue	$1,393	$1,280	9%

Costs and expenses:
Cost of products and services	637	589	8%
Research and development	181	168	8%
Selling, general and administrative	441	428	3%
Total costs and expenses	1,259	1,185	6%

Income from operations	134	95	41%

Other income (expense), net	13	28	(54)%

Income from operations before taxes	147	123	20%

Provision for taxes	27	(27)	200%

Net income	$120	$150	(20)%

Net income per share:
Basic net income per share	$0.32	$0.37
Diluted net income per share	$0.31	$0.36

Weighted average shares used in computing net income per share:
Basic	371	406
Diluted	382	418

Income from continuing operations for the first quarter of fiscal years 2008 and 2007 include pre-tax share-based compensation expense under SFAS No. 123(R) of $30 million and $36 million, respectively, related to employee stock options and employee stock purchases.

The preliminary income statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions, except par value and share amounts)

(Unaudited)

PRELIMINARY

	January 31,	October 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$1,385	$1,826
Short-term investments	172	—
Accounts receivable, net	726	735
Inventory	674	643
Restricted cash and cash equivalents	1,591	-
Other current assets	523	467
Total current assets	5,071	3,671

Property, plant and equipment, net	801	801
Goodwill and other intangible assets, net	841	736
Restricted cash and cash equivalents	—	1,580
Other assets	747	766
Total assets	$7,460	$7,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$303	$323
Employee compensation and benefits	339	432
Deferred revenue	277	249
Income and other taxes payable	117	522
Short-term debt	1,500	—
Other accrued liabilities	138	137
Total current liabilities	2,674	1,663

Long-term debt	—	1,500
Senior notes	626	587
Retirement and post-retirement benefits	136	141
Other long-term liabilities	847	429
Total liabilities	4,283	4,320

Stockholders’ equity:
Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2 billion shares authorized; 555 million shares at January 31, 2008 and 551 million shares at October 31, 2007 issued	6	6
Treasury stock at cost; 187 million shares at January 31, 2008 and 181 million shares at October 31, 2007	(6,706)	(6,469)
Additional paid-in capital	7,216	7,117
Retained earnings	2,222	2,172
Accumulated other comprehensive income	439	408
Total stockholders’ equity	3,177	3,234
Total liabilities and stockholders’ equity	$7,460	$7,554

The preliminary balance sheet is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

PRELIMINARY

Three Months
Ended
January 31,
2008
Cash flows from operating activities:
Net income	$120

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49
Share-based compensation	30
Deferred taxes	6
Excess and obsolete inventory-related charges	4
Other	3
Changes in assets and liabilities:
Accounts receivable	30
Inventory	(31)
Accounts payable	(15)
Employee compensation and benefits	(94)
Income taxes and other taxes payable	(89)
Other current assets and liabilities	21
Other long-term assets and liabilities	(30)
Net cash provided by operating activities (a)	4

Cash flows from investing activities:
Investments in property, plant and equipment	(34)
Proceeds from the sale of property, plant and equipment	14
Purchase of short-term investments	(255)
Proceeds from sale of short-term investments	79
Change in restricted cash and cash equivalents, net	14
Acquisition of businesses and intangible assets, net of cash acquired	(113)
Net cash used in investing activities	(295)

Cash flows from financing activities:
Net issuance of common stock under employee stock plans	69
Treasury stock repurchases	(237)
Net cash used in financing activities	(168)

Effect of exchange rate movements	18

Net decrease in cash and cash equivalents	(441)

Cash and cash equivalents at beginning of period	1,826

Cash and cash equivalents at end of period	$1,385

(a) Cash payments included in operating activities:
Restructuring	20
Income tax payments	107

The preliminary cash flow statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

ADJUSTED NET INCOME AND DILUTED EPS RECONCILIATIONS

(In millions, except per share amounts)

(Unaudited)

PRELIMINARY

	Three Months Ended
	January 31,
	2008	Diluted EPS	2007	Diluted EPS

Net income per GAAP	$120	$0.31	$150	$0.36
Non-GAAP adjustments:
Restructuring and asset impairment	12	0.03	9	0.02
Business disposal and infrastructure reduction costs	(1)	—	6	0.01
Share-based compensation expense	30	0.08	36	0.09
Excess software amortization	3	0.01	8	0.02
Intangible amortization	13	0.03	8	0.02
Donation to Agilent Foundation	—	—	20	0.05
Other	1	—	1	—
Adjustment for taxes	(18)	(0.04)	(76)	(0.18)
Adjusted net income	$160	$0.42	$162	$0.39

We provide adjusted net income and adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance and our prospects for the future. These supplemental measures exclude, among other things, expenses related to share-based compensation, charges related to the amortization of intangibles, the impact of restructuring charges and the sale of our businesses. Some of the exclusions, such as impairments, may be beyond the control of management. Further, some may be less predictable than revenue derived from our core businesses (the day to day business of selling our products and services). These reasons provide the basis for management's belief that the measures are useful.

Our management uses non-GAAP measures to evaluate the performance of our core businesses, to estimate future core performance and to compensate employees. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results. This information facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as share-based compensation expenses, amortization of intangibles and restructuring charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of special items, investors should understand that the excluded items are actual expenses that may impact the cash available to us for other uses. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core business of the company, which is only a subset, albeit a critical one, of the Company’s performance.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

The preliminary adjusted net income and diluted EPS reconciliation is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

RECONCILIATION OF ROIC

(In millions)

(Unaudited)

Preliminary

	BAM Q1'08	EM Q1'08	Agilent Q1'08		BAM Q1'07	EM Q1'07	BAM Q4'07	EM Q4'07
Numerator:
Adjusted income from operations	$102	$95	$194		$93	$90	$120	$133
Less:
Taxes and Other (income)/expense	27	16	41		26	18	34	29

Segment return	75	79	153(a	)	67	72	86	104

Segment return annualized	$300	$316	$612		$268	$288	$344	$416

Denominator:
Segment assets (b)	$1,431	$2,038	$3,483		$1,019	$2,063	$1,307	$2,025
Less:
Net current liabilities (c)	235	422	642		223	435	252	502
Invested capital	$1,196	$1,616	$2,841		$796	$1,628	$1,055	$1,523

Average invested capital	$1,125	$1,570	$2,714		$764	$1,575	$1,052	$1,551

ROIC	27%	20%	23%		35%	18%	33%	27%

Historical amounts are reclassified to conform with current period presentation

ROIC calculation:(annualized current quarter segment return)/(average of the two most recent quarter-end balances of Segment Invested Capital)

(a)  Agilent return is equal to adjusted net income from continuing operations of $160 million minus net interest income after tax of $7 million.  Please see “Adjusted Net Income and EPS Reconciliations” for a reconciliation of adjusted net income from continuing operations to GAAP income from continuing operations.

(b)  Segment assets consist of inventory, accounts receivable, property plant and equipment, gross goodwill and other intangibles, deferred taxes and allocated corporate assets.

(c)  Includes accounts payable, employee compensation and benefits, other accrued liabilities and allocated corporate liabilities.

Return on invested capital (ROIC) is a non-GAAP measure that management believes provides useful supplemental information for management and the investor. ROIC is a tool by which we track how much value we are creating for our shareholders. Management uses ROIC as a performance measure for our businesses, and our senior managers’ compensation is linked to ROIC improvements as well as other performance criteria. We believe that ROIC provides our management with a means to analyze and improve their business, measuring segment profitability in relation to net asset investments. We acknowledge that ROIC may not be calculated the same way by every company. We compensate for this limitation by monitoring and providing to the reader a full GAAP income statement and balance sheet.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

The preliminary reconciliation of ROIC is estimated based on our current information.